Exhibit 99.1

For Immediate Release
PRESS RELEASE	Contact: Jeff Miller
052710.09	Tel: +1.281.529.7250

Global Industries Names New Senior Executives
CARLYSS, LOUISIANA (May 27, 2010) — Global Industries, Ltd. (NASDAQ: GLBL) (“Global”) today announced the appointment of Ashit J. Jain as Chief Operating Officer and James G. Osborn as Chief Marketing Officer of the Company. In these newly-created positions, Jain and Osborn will report directly to John B. Reed, Chief Executive Officer. In his role as Chief Operating Officer, Jain will be responsible for project management, operations, vessel management and engineering activities across the world. As Chief Marketing Officer, Osborn will be responsible for leadership and management of all of Global’s commercial activities including marketing, business acquisition and development, proposals and estimating.
“The appointment of Ashit Jain and Jim Osborn are a critical part of Global’s strategic plans to become a worldwide provider of deepwater construction and installation projects for the offshore oil and gas industry”, said John Reed, Global’s Chief Executive Officer. “When we take delivery of the Global 1200 in September and the Global 1201 late next year, it is imperative that we have the centralized management and technical expertise to work successfully all around the world. Ashit Jain and Jim Osborn have the leadership skills and experience to help us win and successfully execute the complex deepwater installation projects that are key to the Company’s future.”
Ashit J. Jain, 39, is currently Senior Vice President, Asia Pacific/Middle East and is located in the Company’s Singapore office. Earlier in his career with Global, Jain was responsible for worldwide estimating and project policies after holding a variety of increasingly responsible operations, engineering and project management positions. He previously held similar roles with J. Ray McDermott. Mr. Jain holds a Bachelors Degree in Civil Engineering from the University of Delhi and earned his MBA at the University of Houston’s Bauer College of Business.
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James G. Osborn, 59, joins Global after eight years with IntecSea, a unit of the worldwide engineering firm of Worley Parsons Limited, where he was most recently Senior Vice President, Business Development. Earlier in his career, Mr. Osborn spent 17 years with Kellogg Brown & Root where he held a variety of commercial, business development and operations positions. Mr. Osborn holds Bachelors and Masters Degrees in Engineering from the Massachusetts Institute of Technology.
Global also announced that Peter S. Atkinson, President, will be retiring from the Company in March 2011. Until that time, Mr. Atkinson will continue to report to Mr. Reed focusing his activities on implementation of the Company’s deepwater strategy and ensuring a smooth management transition as an advisor to Mr. Reed and the Company’s new leadership team.
Global Industries, Ltd. is a leading solutions provider of offshore construction, engineering, project management and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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